For more information, please contact:

AmTrust Financial Services, Inc.
Mr. Hilly Gross Mr. Ronald Pipoly, Jr.
Vice President, Investor Relations Chief Financial Officer
212.220.7120 x7023 216.328.6116
hgross@amtrustgroup.com rpipoly@amtrustgroup.com

For immediate release
February 22, 2007

AmTrust Financial Services, Inc. Reports Record Fourth Quarter Net Income of $17.4 million

(New York) - AmTrust Financial Services, Inc. (NASDAQ: AFSI) today reported net income of $17.4 million and revenues of $120.2 million for the fourth quarter 2006. For the year ended December 31, 2006 the Company reported net income of $48.9 million and revenues of $384.0 million. “We are very pleased with our fourth quarter and year-end financials, reflecting strong growth, a responsible underwriting philosophy and diligent cost controls”, stated Barry Zyskind, president and chief executive officer.

Fourth Quarter Overview:

The Company reported $17.4 million in net income, or $0.29 per share, for the quarter ended December 31, 2006.

Fourth Quarter and Year Ended 2006 Highlights:

•	Net income from continuing operations up 82.7% for the fourth quarter of 2006 compared to the fourth quarter of 2005
•	Net income from continuing operations up 136.0% for year ended December 31, 2006 compared to the year ended December 31, 2005
•	Quarterly earnings per share was $0.29
•	Year ended December 31, 2006 earnings per share was $0.87
•	Annualized quarterly return on equity for the fourth quarter was 21.0%
•	Book value per share was $5.69 (as of December 31, 2006)
•	GAAP combined ratio for the fourth quarter was 91.1%
•	GAAP combined ratio for the year was 91.9%

Fourth Quarter and Year Ended 2006 Results:

Revenue and comprehensive earnings:

Net revenue in the fourth quarter 2006 increased by $54.8 million or 83.8% to $120.2 million from $65.4 million in the fourth quarter 2005. Net revenue for the year ended December 31, 2006 increased by $143.4 million or 59.6% to $384.0 million from $240.6 million for the year ended December 31, 2005.

Net earned premium in the fourth quarter 2006 increased by $45.4 million or 78.4%, to $103.2 million from $57.9 million in the fourth quarter 2005. Net earned premium for the year ended December 31, 2006 increased by $113.0 million or 52.3% to $329.0 from $216.0 million for the year ended December 31, 2005. The increase is primarily attributable to premium growth achieved through the successful integration of business acquired in renewal rights transactions as well as internal growth.

Net investment income including realized gains and losses in the fourth quarter 2006 increased by $8.7 million or 189.1% to $13.3 million from $4.6 million in the fourth quarter 2005. Net investment income including realized gains for the year ended December 31, 2006 increased by $26.0 million or 158.5% to $42.4 million from $16.4 million for the year ended December 31, 2005. The primary reasons for the increase in investment income were the Company’s successful liquidation of a subsidiary which generated $80.0 million in the second half of 2005 and the Company’s February 2006 private placement, which generated net proceeds of approximately $166.0 million. In addition, for the year ended December 31, 2006, the Company generated $168.5 million of positive cash flow from operations.

Comprehensive earnings, which include after-tax unrealized gains/loss from the investment portfolio, was $58.1 million , or $1.03 per share for the year ended December 31, 2006 compared to $10.4 million for the year ended December 31, 2005 or $0.38 per share.

Expenses:

The Company’s loss ratio for the quarter ended December 31, 2006 was 62.1% compared to 58.7% for the quarter ended December 31, 2005. The Company’s loss ratio for the year ended December 31, 2006 was 63.9% compared to 65.7% for the year ended December 31, 2005. The Company continues to see stable trends in its loss ratio.

Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense for the year ended 2006 increased by $29.2 million to $92.4 from $63.2 million for the year ended December 31, 2005. Despite the increase, the expense ratio for the year ended December 31, 2006 decreased to 28.1% from 29.3% for the year ended December 31, 2005.

The decrease is the result of the Company’s ability to leverage its current infrastructure.

Interest expense in the fourth quarter 2006 increased to $1.7 million from $1.1 million in the fourth quarter of 2005. The increase is the result of the issuance by the Company in July 2006 of $30.0 million of trust preferred securities.

Other Matters:

Shareholders Equity as of December 31, 2006 increased to $341.0 million from $118.4 million as of December 31, 2005. The increase was due in large measure to the issuance of 25.6 million shares of common stock in a private placement, which generated net proceeds of approximately $166.0 million as well as earnings for the year ended December 31, 2006. In connection with the private placement, the Company converted its outstanding preferred shares into 10.3 million shares of common stock.

As of December 31, 2006 the Company’s debt-to-equity ratio was 24.2%. The Company’s debt relates to three trust preferred securities offerings in which the Company participated in 2005 and 2006.

Conference Call:

On Friday, February 23, 2007 at 10a.m. ET, the company will hold a conference call that can be accessed as follows:

Dial-in: 800.819.9193

In order to participate in the conference call, you must register at:

 http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call.

In addition, a telephonic replay will be available for seven days and can be accessed by dialing 719.457.0820 or 888.203.1112. Enter replay passcode 1271994.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement:

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)

	Year Ended December 31,		Three Months Ended December 31,
	2006	2005	2006	2005

Gross Written Premium	$526,074	$286,131	$153,071	$57,950

Revenue:
Premium Income
Net Premiums Written	$436,314	$259,213	$121,971	$55,470
Change in Unearned Premium	107,302	43,183	18,730	(2,414)
	329,012	216,030	103,241	57,884

Fee Income	12,403	8,196	3,468	2,924
Finance and Interest Income	27,583	11,534	8,623	3,328
Net Realized Gains	14,783	4,875	4,648	1,285
Other	244	-	244	-
	55,013	24,605	16,983	7,537

Total Revenue	384,025	240,635	120,224	65,421

Loss and Loss Adjustment Expense	210,140	142,006	64,132	33,971
Policy Acquisition Expenses	43,302	30,082	16,195	7,230
Salaries and Benefits	28,277	13,903	8,531	3,278
Other insurance General and administrative expense	20,804	19,257	5,216	7,494
Other Underwriting Expenses	10,561	5,805	1,688	2,125
Other	244	-	244	-
	313,328	211,053	96,006	54,098

Income from Continuing operations	70,697	29,582	24,218	11,323

Other Income (Expense)
Foreign Currency Gain	833	388	376	388
Interest Expense	(5,326)	(2,784)	(1,673)	(1,050)
	(4,493)	(2,396)	(1,297)	(662)

Income from Continuing Operations before Provision for Income Taxes	66,204	27,186	22,921	10,661

Provision for Income taxes	17,779	6,666	5,721	1,247

Net income from continuing operations	48,425	20,520	17,200	9,414

Foreign currency gain on discontinued operations	-	21,745	-	1,173
Gain (loss) from discontinued operations	431	(4,706)	181	(1,247)
	431	17,039	181	(74)

Net Income	48,856	37,559	17,381	9,340

Preferred Stock Dividends	-	(1,200)	-	-

Net income available to common shareholders	$48,856	$36,359	$17,381	$9,340

Earnings per common share
Income (Loss) from Continuing Operations	$0.86	$0.80	$0.29	$0.39
Income (Loss) from Discontinued Operations	0.01	0.71	-	-
	$0.87	$1.51	$0.29	$0.39

Weighted average number of shares outstanding	56,315	24,089	59,959	24,089

Combined Ratio	91.9%	95.0%	91.1%	89.8%
Annualized Return on Equity (1)	21.1%	17.3%	20.8%	20.8%
Earnings Per Share	$0.87	$1.51	$0.29	$0.39
Comprehensive Earnings Per Share	$1.03	$0.38	$0.34	$0.24

(1) - Calculated by dividing by net income without currency gain and discontinued operations by the average shareholders' equity. The calculations have been annualized

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)

	December 31,
	2006	2005

Invested assets	$725,954	$299,965
Cash and cash equivalents	59,917	115,847
Premiums receivables	147,779	81,070
Intangible assets	27,256	20,752
Total Assets	1,185,953	612,890
Loss and loss expense reserves	295,805	168,007
Unearned premium	323,155	156,802
Junior subordinate debt	82,476	51,548
Total Stockholders' equity	$341,040	$118,411